Armstrong World Industries Reports

Third Quarter 2016 Results

Key Highlights

•	Operating income from continuing operations of $71.0 million, up 20% over Q3’15

•	Adjusted EBITDA from continuing operations of $97 million, flat versus Q3’15

•	AUV accelerates in the Americas, improving sales by $6 million over Q3’15

•	Full year 2016 adjusted EBITDA and revenue guidance ranges narrowed, midpoints unchanged

LANCASTER, Pa., October 31, 2016 — Armstrong World Industries, Inc. (NYSE:AWI), a global leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions, today reported financial results for the third quarter ended September 30, 2016.

As previously announced, on April 1, 2016, AWI completed the separation of its legacy flooring business that now operates as Armstrong Flooring Inc. (NYSE:AFI), an independent, publicly-traded company. Beginning in the second quarter of 2016, AFI’s historical results are reflected in AWI’s Consolidated Financial Statements as a discontinued operation and are excluded from results of continuing operations.

Third Quarter Results from Continuing Operations

(Amounts in millions except per-share data)	Three Months Ended September 30,
	2016	2015	Change
Net sales	$334.9	$335.9	(0.3%)
Operating income	71.0	59.3	19.7%
Earnings from continuing operations	55.9	19.7	Favorable
Diluted earnings per share	$0.99	$0.35	Favorable

Excluding the unfavorable impact from foreign exchange of $7 million, consolidated net sales increased 1.7% compared to the prior year period driven by improvement in average sales dollars per unit sold, or average unit value (“AUV”) in all regions. Lower volumes in the Pacific Rim and Americas were only partially offset by higher volumes in Europe (including Russia), Middle East and Africa (“EMEA”).

The improvement in operating income compared to the prior year period was driven by lower SG&A costs and improvements in AUV, which were only partially offset by the margin impact from lower volumes. Net income benefitted from the favorable settlement of income tax positions taken on previous returns.

“While third quarter sales globally were up 2% excluding the impact of foreign exchange, sales in our U.S. commercial channel were up 5%,” said Vic Grizzle, CEO. “Our solutions selling efforts helped to accelerate our AUV achievement this quarter, driven by continued strong growth in high end products and positive like-for-like pricing.”

Additional (non-GAAP*) Financial Metrics from Continuing Operations

(Amounts in millions except per-share data)	Three Months Ended September 30,
	2016	2015	Change
Adjusted operating income	$77	$76	1.1%
Adjusted net income	$42	$33	28.4%
Adjusted diluted earnings per share	$0.76	$0.59	28.4%

(Amounts in millions)	Three Months Ended September 30,
	2016	2015	Change
Adjusted EBITDA
Americas	$85	$87	(2.3%)
EMEA	9	8	12.5%
Pacific Rim	4	2	100%
Unallocated Corporate	(1)	—	Unfavorable

Consolidated Adjusted EBITDA	$97	$97	(0.3%)

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, AFI separation costs and certain other gains and losses. Adjusted results reflect the allocation of corporate costs into the segments and were held constant in 2015 for comparability purposes. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2016, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

Adjusted operating income improved by 1% and adjusted EBITDA was flat in the third quarter when compared to the prior year period. Improvements in AUV and lower manufacturing and input costs offset the margin impact of lower volumes, higher SG&A expenses and lower earnings from the Worthington Armstrong Venture (“WAVE”) joint venture. Adjusted earnings per share is calculated using a 39% adjusted tax rate in both periods.

Third Quarter Segment Highlights

Effective April 1, 2016, the former Building Products operating segment was disaggregated into the following three distinct geographical segments: Americas (including Canada), EMEA and Pacific Rim. The Unallocated Corporate segment historically included assets, liabilities, income and expenses that had not been allocated to the geographical segments, including AFI separation costs.

Americas

(Amounts in millions)	Three Months Ended September 30,
	2016	2015	Change
Total segment net sales (as reported)	$226.0	$221.5	2.0%
Operating income (as reported)	$68.6	$88.7	(22.7%)
Constant currency sales	$226	$221	2.1%
Adjusted EBITDA	$85	$87	(2.3%)

Net sales in the Americas for the third quarter increased 2.0%, driven by improvement in AUV partially offset by lower volumes primarily in the retail channel and Latin America. On an as reported basis, operating income decreased, driven by higher SG&A expenses and manufacturing costs, due to increased corporate cost allocation as a result of the AFI separation. The margin impact of lower volumes and lower earnings from WAVE also negatively impacted operating income. These costs more than offset the margin impact of improvements in AUV.

EMEA

(Amounts in millions)	Three Months Ended September 30,
	2016	2015	Change
Total segment net sales (as reported)	$74.2	$78.2	(5.1%)
Operating income (as reported)	$4.1	$1.3	Favorable
Constant currency sales	$79	$78	1.9%
Adjusted EBITDA	$9	$8	12.5%

Excluding the unfavorable impact of foreign exchange of approximately $6 million, net sales in EMEA for the third quarter increased 1.9%, driven by higher volumes, as higher sales in Russia more than offset lower sales in the Middle East and continental Europe. On an as reported basis, operating income increased, driven by lower manufacturing and input costs and lower SG&A costs along with higher earnings from WAVE. The improvement in SG&A costs over the prior year period reflects the benefit of prior cost reduction actions and strong cost control to mitigate softer end markets.

Pacific Rim

(Amounts in millions)	Three Months Ended September 30,
	2016	2015	Change
Total segment net sales (as reported)	$34.7	$36.2	(4.1%)
Operating income (loss) (as reported)	$1.0	($0.2)	Favorable
Constant currency sales	$35	$35	(1.7%)
Adjusted EBITDA	$4	$2	100%

Excluding the unfavorable impact of foreign exchange of approximately $1 million, net sales in the Pacific Rim for the third quarter decreased 1.7%, as improvements in AUV were more than offset by lower volumes. On an as reported basis, operating income increased due to improvements in AUV and lower manufacturing and input costs, which were only partially offset by lower volumes. SG&A costs also improved over the prior year period reflecting the benefit of prior cost reduction actions and strong cost control to mitigate softer end markets.

Unallocated Corporate

As a result of the AFI separation on April 1, 2016, the majority of the AWI corporate support functions were incorporated into the Americas segment. As a result, unallocated corporate support expenses decreased significantly during the three months ended September 30, 2016 when compared to the same period in 2015.

On an as reported basis, unallocated corporate expense of $2.7 million decreased from $30.5 million in the prior year, due to the inclusion of corporate costs within the Americas segment. The expenses flowing through this segment in 2016 are costs and expenses related to the AFI separation.

Year to Date Results from continuing operations

Year to Date

(Amounts in millions)	Nine Months Ended September 30,
	2016	2015	Change
Net sales (as reported)	$936.6	$934.0	0.3%
Operating income (as reported)	$144.3	$134.6	7.2%
Constant currency sales	$946	$925	2.2%
Adjusted EBITDA	$249	$232	7.4%

Excluding the unfavorable impact from foreign exchange of approximately $18 million, year to date consolidated net sales increased 2.2% compared to the prior year period, driven by higher volumes in the Americas and improvements in AUV.

On an as reported basis, operating income increased by 7.2% despite higher separation expenses. Separation expenses in the first nine months of 2016 were $33 million, compared to $17 million in the prior year period. The improvement in operating income was driven by lower SG&A expenses reflecting cost control measures plus the net impact of the separation, strong earnings from WAVE, and the margin impact of favorable AUV.

Market Outlook and 2016 Guidance (1)

AWI is narrowing its expected ranges for full year 2016 constant currency sales and adjusted EBITDA to $1.24 to $1.27 billion and $315 to $325 million, respectively, with the mid-points of both ranges unchanged. AWI now expects adjusted earnings per share to be in the range of $2.20 to $2.30 per diluted share.

(1)	Guidance metrics are presented using 2016 budgeted foreign exchange rates. Adjusted EPS guidance for 2016 is calculated based on an adjusted effective tax rate of 39%.

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss third quarter 2016 results. This event will be broadcast live on the company’s web site. To access the call and accompanying slide presentation, go to www.armstrongceilings.com and click Investors. The replay of this event will also be available on the company’s web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results, market conditions and guidance, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect.” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the AWI’s performance can be found in its quarterly report on Form 10-Q for the quarter ended September 30, 2016 that AWI expects to file with the SEC today.

Armstrong World Industries, Inc. (AWI) is a global leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions. With 3,700 employees and fiscal 2015 revenues from ceiling operations in excess of $1.2 billion, AWI operates from a global manufacturing network of 24 facilities, including 9 plants dedicated to its WAVE joint venture. On April 1, 2016, AWI completed the separation of its legacy flooring business that now operates as Armstrong Flooring Inc., an independent, publicly-traded company. For more information, visit www.armstrongceilings.com.

Additional forward looking non-GAAP metrics are available on the AWI’s web site at www.armstrongceilings.com under the Investor Relations tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts, quarterly and year to date data is unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales	$334.9	$335.9	$936.6	$934.0
Costs of goods sold	225.2	224.8	651.1	642.3
Selling general and administrative expenses	55.7	64.0	165.2	189.9
Separation costs	2.0	7.4	33.0	16.8
Equity (earnings) from joint venture	(19.0)	(19.6)	(57.0)	(49.6)

Operating income	71.0	59.3	144.3	134.6
Interest expense	9.0	11.3	43.4	33.9
Other non-operating expense	—	10.8	—	13.5
Other non-operating (income)	(1.6)	—	(8.9)	(5.4)

Earnings from continuing operations before income taxes	63.6	37.2	109.8	92.6
Income tax expense	7.7	17.5	44.4	52.1

Earnings from continuing operations	$55.9	$19.7	$65.4	$40.5
Net earnings (loss) from discontinued operations, net of tax expense of $-, $7.4, $0.1 and $18.1	—	10.6	(4.5)	23.5
Gain from disposal of discontinued business, net of tax (benefit) of ($14.7), ($0.7), ($16.6) and ($44.1)	14.7	1.5	16.7	44.0

Net earnings from discontinued operations	14.7	12.1	12.2	67.5

Net earnings	$70.6	$31.8	$77.6	$108.0

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(2.0)	(13.4)	(13.8)	(21.3)
Derivative gain (loss)	1.7	0.9	1.2	(0.2)
Pension and postretirement adjustments	6.9	11.1	23.9	32.2

Total other comprehensive income (loss)	6.6	(1.4)	11.3	10.7

Total comprehensive income	$77.2	$30.4	$88.9	$118.7

Earnings per share of common stock, continuing operations:
Basic	$1.00	$0.35	$1.17	$0.72
Diluted	$0.99	$0.35	$1.16	$0.72
Earnings per share of common stock, discontinued operations:
Basic	$0.26	$0.22	$0.22	$1.21
Diluted	$0.26	$0.21	$0.22	$1.20
Net earnings per share of common stock:
Basic	$1.27	$0.57	$1.39	$1.93
Diluted	$1.26	$0.56	$1.38	$1.92
Average number of common shares outstanding:
Basic	55.5	55.5	55.6	55.4
Diluted	56.0	55.9	56.0	55.8

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Sales
Americas	$226.0	$221.5	$640.9	$615.5
EMEA	74.2	78.2	199.4	217.3
Pacific Rim	34.7	36.2	96.3	101.2

Total net sales	$334.9	$335.9	$936.6	$934.0

Operating Income (loss)
Americas	$68.6	$88.7	$189.0	$225.0
EMEA	4.1	1.3	(5.2)	(7.0)
Pacific Rim	1.0	(0.2)	(2.4)	(4.2)
Unallocated Corporate (expense)	(2.7)	(30.5)	(37.1)	(79.2)

Total Operating Income	$71.0	$59.3	$144.3	$134.6

Selected Balance Sheet Information

(amounts in millions)

(Unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets	$428.6	$880.8
Property, plant and equipment, net	664.8	648.1
Other noncurrent assets	639.3	1,164.7

Total assets	$1,732.7	$2,693.6

Liabilities and shareholders’ equity
Current liabilities	$230.5	$436.3
Noncurrent liabilities	1,243.1	1,488.5
Equity	259.1	768.8

Total liabilities and shareholders’ equity	$1,732.7	$2,693.6

Selected Cash Flow Information

(amounts in millions)

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Net income	$77.6	$108.0
Other adjustments to reconcile net income to net cash (used for) provided by operating activities	97.3	57.8
Changes in operating assets and liabilities, net	(177.5)	(21.8)

Net cash (used for) provided by operating activities	(2.6)	144.0
Net cash (used for) investing activities	(6.9)	(45.3)
Net cash (used for) financing activities	(88.2)	(23.6)
Effect of exchange rate changes on cash and cash equivalents	(4.6)	(10.4)

Net (decrease) increase in cash and cash equivalents	(102.3)	64.7
Cash and cash equivalents, beginning of period	244.8	185.3

Cash and cash equivalents, end of period	$142.5	$250.0
Cash and cash equivalents at end of period of discontinued operations	—	29.9

Cash and cash equivalents at end of period of continuing operations	$142.5	$220.1

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, separation costs and certain other gains and losses. Adjusted results reflect the allocation of corporate costs into the segments and were held constant in 2015 for comparability purposes. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2016. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted EBITDA	$97	$97	$249	$232
D&A*	(20)	(21)	(60)	(59)
Operating Income, Adjusted	$77	$76	$189	$173
Non-cash impact of U.S. pension	3	4	9	11
Separation expenses	2	8	33	17
Cost reduction initiatives	—	—	3	—
Corp Cost adjustment**	—	5	—	11
Foreign exchange impact	1	—	—	(1)

Operating Income, Reported	$71	$59	$144	$135

Interest/other expense	(7)	(22)	(34)	(42)
EBT, Reported	$64	$37	$110	$93
Tax expense	(8)	(17)	(45)	(52)

Earnings from continuing operations, Reported	$56	$20	$65	$41

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is; $19.7 million for the three months ended September 30, 2016, $19.7 million for the three months ended September 30, 2015, $58.7 million for the nine months ended September 30, 2016, and $58.0 million for the nine months ended September 30, 2015.
**	Includes adjustments to Corporate costs and geographic allocations of Corporate support functions due to the Separation to assist in comparison to 2016 AWI results. The adjustments include changes in geographic allocations and removal of certain costs not applicable to the current AWI structure.

AMERICAS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted EBITDA	$85	$87	$238	$221
D&A	(13)	(11)	(40)	(32)
Operating Income, Adjusted	$72	$76	$198	$189
Non-cash impact of U.S. pension	3	4	9	11
Corp Cost adjustment	—	(16)	—	(45)
Foreign exchange impact	—	(1)	—	(2)

Operating Income, Reported	$69	$89	$189	$225

EMEA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted EBITDA	$9	$8	$8	$10
D&A	(4)	(4)	(13)	(11)
Operating Income (Loss), Adjusted	$5	$4	($5)	($1)
Corp Cost adjustment	—	2	—	4
Foreign exchange impact	1	1	—	2

Operating Income (Loss), Reported	$4	$1	($5)	($7)

PACIFIC RIM

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted EBITDA	$4	$2	$7	$1
D&A	(3)	(2)	(7)	(7)
Operating Income (Loss), Adjusted	$1	$—	$—	($6)
Cost reduction initiatives	—	—	3	—
Corp Cost adjustment	—	1	—	1
Foreign exchange impact	—	(1)	(1)	(3)

Operating Income (Loss), Reported	$1	$—	($2)	($4)

UNALLOCATED CORPORATE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted EBITDA	($1)	$—	($4)	$—
D&A	—	(4)	—	(9)
Operating (Loss), Adjusted	($1)	($4)	($4)	($9)
Separation expenses	2	8	33	17
Corp Cost adjustment	—	18	—	51
Foreign exchange impact	—	1	—	2

Operating (Loss), Reported	($3)	($31)	($37)	($79)

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
Adjusted EBITDA	$97		$97		$249		$232
D&A	(20)		(21)		(60)		(59)

Operating Income, Adjusted	$77		$76		$189		$173
Other non-operating (expense)*	(8)		(22)		(24)		(42)

Earnings Before Taxes, Adjusted	$69		$54		$165		$131
Adjusted tax (expense) @ 39% for 2016 and 2015	(27)		(21)		(64)		(51)

Earnings from continuing operations, Adjusted	$42	$0.76	$33	$0.59	$101	$1.81	$80	$1.43
Pre-tax adjustment items	(3)		(8)		(47)		(16)
Corp Cost adjustment**	—		(5)		—		(11)
Non-cash impact of U.S. Pension	(3)		(4)		(9)		(11)
Reversal of adjusted tax expense @ 39% for 2016 and 2015	27		21		64		51
Ordinary tax	(20)		(12)		(35)		(30)
Unbenefitted foreign losses	(2)		(4)		(10)		(16)
Separation costs	—		(2)		(16)		(3)
Foreign tax credits	3		—		6		1
Statute closures	16		—		16		—
Tax adjustment items	(4)		1		(5)		(4)

Earnings from continuing operations, Reported	$56	$0.99	$20	$0.35	$65	$1.16	$41	$0.72

*	Adjusted results exclude $10.7 million of interest expense recorded in the first quarter of 2016 related to the settlement of interest rate swaps incurred in connection with the company’s refinancing of its credit facility.
**	Includes adjustments to Corporate costs and geographic allocations of Corporate support functions due to the Separation to assist in comparison to 2016 AWI results. The adjustments include changes in geographic allocations and removal of certain costs not applicable to the current AWI structure.

Source: Armstrong World Industries